News Release

For Immediate Release

OccuLogix Reports Q2-05 Financial Results

TORONTO, ON—August 4, 2005— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today reported its consolidated financial results for the three months ended June 30, 2005. All dollar amounts are expressed in U.S. currency, and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

For the second quarter of 2005, net revenues were $598,000 compared to $109,000 in the second quarter of 2004. The Q2-05 net loss was $3.2 million, or $0.08 per share, compared to a net loss of $2.5 million, or $0.50 per share, in the 2004 second quarter.

Second Quarter 2005 Highlights

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Gilbert S. Omenn, M.D., Ph.D., and Adrienne L. Graves, Ph.D. were appointed to OccuLogix’s Board of Directors. Dr. Omenn is a Professor of Internal Medicine, Human Genetics, and Public Health at the University of Michigan. He is a longtime director of Amgen Inc. (NASDAQ:AMGN) and of Rohm & Haas Company (NYSE:ROH). Dr. Graves is President and CEO of Santen Inc., a wholly owned subsidiary of Japan's Santen Pharmaceutical Co., Ltd. (Tokyo Stock Exchange: 4536). Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc. (NYSE:ACL), where she last served as Director of International Ophthalmology.

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OccuLogix announced that Reinhard Klingel, M.D., Ph.D. of the Apheresis Research Institute, Cologne, Germany, presented updated RHEO™ treatment safety and efficacy data from the reference controlled RheoNet Registry at the Association for Research in Vision and Ophthalmology ("ARVO") Annual Meeting in Fort Lauderdale, Florida. Dr. Klingel's presentation at ARVO held that Rheopheresis™ can be regarded as a safe outpatient treatment for elderly patients with AMD and that the clinical outcomes recorded in the RheoNet Registry analysis have been consistent with other clinical trials.

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OccuLogix appointed John Y. Caloz as the company's Chief Financial Officer and Treasurer, effective June 1, 2005. Mr. Caloz succeeded William (Bill) G. Dumencu who remains with the company as VP, Finance. Mr. Caloz has an accomplished history of providing senior financial leadership in the life sciences sector.

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A peer-reviewed article entitled "Rheopheresis for Age-related Macular Degeneration: Clinical Results and Putative Mechanism of Action" was published in the June 2005 issue (Volume 40, No. 3) of the Canadian Journal of Ophthalmology ("CJO"). The CJO is the official journal of the Canadian Ophthalmological Society.

As of June 30, 2005, the company had cash and cash equivalents of $49.4 million and had accumulated a $4 million inventory of OctoNova pumps and Rheofilters.

Elias Vamvakas, OccuLogix’s Chairman and CEO commented, "We continued to make considerable progress on all fronts in the second quarter. The shift in awareness and acceptance of our technology by scientists and clinicians is growing, sales traction with key Canadian service providers continues to build, and we are managing the clinical trial and regulatory processes effectively.”

Conference Call and Webcast Information

OccuLogix will hold a conference call to discuss these results today, August 4, at 8:00 a.m. Eastern Time at 800-470-5906 (within the United States and Canada), or 416- 620-2417 (internationally). The call will also be broadcast live and archived on the company's website at www.occulogix.com under the "webcasts" link in the Investor Relations section. For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone 416-626-4100 and enter reservation # 21253166 when prompted.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'.

Forward Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com

OccuLogix, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars)
(Unaudited)

	Three months ended,
	June 2005	June 2004
Revenues
Sales to related parties	$14,726	$108,880
Sales to unrelated parties	583,115	—
Total revenues	597,841	108,880
Cost of goods sold
Cost of goods sold to related parties	10,757	113,932
Cost of goods sold to unrelated parties	368,098	—
Royalty costs	25,000	27,394
Total cost of goods sold	403,855	141,326
Gross margin (loss)	193,986	(32,446)
Operating expenses
General and administrative	2,199,372	1,812,872
Clinical and regulatory	1,309,989	667,086
Sales and marketing	380,061	—
	3,889,422	2,479,958
Loss from operations	(3,695,436)	(2,512,404)
Other income (expenses)
Interest income (expense)	420,980	(3,973)
Other	(44,056)	(465)
	376,923	(4,438)
Loss before income taxes	(3,318,512)	(2,516,842)
Recovery of income taxes	158,792	—
Net loss for the period	$(3,159,720)	$(2,516,842)
Weighted average number of shares outstanding - basic and diluted	41,860,288	5,082,665
Basic and diluted net loss per share	$(0.08)	$(0.50)